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                                                                   Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Amended Incentive Stock Plan, the 1996 Employee Stock Purchase Plan, and the 1996 Director Option Plan of Microcide Pharmaceuticals, Inc. of our report dated February 13, 1996, except for the fourth paragraph of Note 8, as to which the date is April 5, 1996, with respect to the financial statements of Microcide Pharmaceuticals, Inc. for the year ended December 31, 1995 included in its Prospectus dated May 14, 1996, filed with the Securities and Exchange Commission.



                                                              ERNST & YOUNG LLP

Palo Alto, California
August 30, 1996